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                                                                     Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A (File No. 811-2631) under the Investment Company Act of 1940, of our report dated January 29, 1999 on our audit of the financial statements and financial highlights of Chestnut Street Exchange Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the headings "Investment Advisory and Other Services," and "Financial Statements" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 29, 1999